Drinker Biddle & Reath LLP
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                              www.drinkerbiddle.com

                                                                      EXHIBIT 12

March 29, 2006


Phoenix Opportunities Trust
101 Munson Street
Greenfield, Massachusetts  01301

Turner Funds
1205 Westlakes Drive, Suite 100
Berwyn, Pennsylvania  19312

Ladies and Gentlemen:

                  We have acted as counsel to the Turner Strategic Growth Fund (the "Turner Fund"), a series of the Turner Funds (the "Turner Trust") in connection with the transfer of all of the assets and liabilities of the Turner Fund to the Phoenix Growth Opportunities Fund (the "Phoenix Fund"), a series of the Phoenix Opportunities Trust (the "Phoenix Trust") in exchange for Class A shares of the Phoenix Fund, followed by the distribution by the Turner Fund to its shareholders of the Phoenix Fund shares (collectively, the "Reorganization"), pursuant to the Agreement and Plan of Reorganization by and between the Phoenix Trust and the Turner Trust (the "Agreement"). You have asked for our opinion on certain Federal income tax consequences of the Reorganization as required by Section 9.5 of the Agreement. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)

                  For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

                  (i) The Reorganization will be completed in the manner set forth in the Agreement and in the Registration Statement on Form N-14 of the Phoenix Trust to which a form of this opinion has been filed as an exhibit (the "Registration Statement") including the combined Proxy Statement/Prospectus of the Phoenix Trust and the Turner Trust contained therein (the "Proxy-Prospectus").

                  (ii) The representations contained in the letter of representation from the Phoenix Trust and the Turner Trust to us, dated as of this date, are true and reliable.

                  (iii) The Phoenix Fund will qualify as a "regulated investment company" under section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for the current taxable year.

                  On the basis of the foregoing, it is our opinion that:

                           (1) the Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code, and the Phoenix Fund and Turner Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

                           (2) the Turner Fund will recognize no gain or loss
         (a) upon the transfer of its assets to the Phoenix Fund in exchange for Phoenix Fund shares and the assumption of liabilities of the Turner Fund, or (b) upon the distribution of those shares to the shareholders of the Turner Fund;

                           (3) the Phoenix Fund will recognize no gain or loss upon the receipt of the assets of the Turner Fund in exchange for Phoenix Fund shares and the assumption of the liabilities of the Turner Fund;

                           (4) the tax basis in the hands of the Phoenix Fund of each asset of the Turner Fund transferred to the Phoenix Fund in the Reorganization will be the same as the tax basis of that asset in the hands of the Turner Fund immediately before the transfer;

                           (5) the holding period in the hands of the Phoenix Fund of each asset of the Turner Fund transferred to the Phoenix Fund in the Reorganization will include the period during which that asset was held by the Turner Fund;

                           (6) the shareholders of the Turner Fund will recognize no gain or loss upon their receipt of shares of the Phoenix Fund;

                           (7) the aggregate tax basis of the Phoenix Fund shares received by each shareholder of the Turner Fund will equal the aggregate tax basis of the Turner Fund shares surrendered by that shareholder in the Reorganization;

                           (8) the holding periods of the Phoenix Fund shares received by each Turner Fund shareholder will include the holding periods of the Turner Fund shares surrendered by that shareholder in the Reorganization, provided that the Turner Fund shares are held by that shareholder as capital assets on this date; and

                           (9) the Phoenix Fund will succeed to all other tax attributes of the Turner Fund for Federal income tax purposes.

                  The opinions set forth in this letter represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinions, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "INFORMATION ABOUT THE REORGANIZATION - Federal Income Tax Consequences" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                            Very truly yours,



                                            /s/ DRINKER BIDDLE & REATH LLP
                                            DRINKER BIDDLE & REATH LLP